EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2013 FIRST QUARTER RESULTS

*  Total Net Revenues and Net Revenues in All Operating Segments Increased Sequentially;
*  Non-Semiconductor Test Net Revenues Increased 31 Percent Sequentially
*  Net Income Increased 45 Percent Sequentially

MOUNT LAUREL, NJ, May 1, 2013 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of temperature management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the first quarter ended March 31, 2013.

2013 First Quarter

  First quarter 2013 bookings were $7.7 million, compared with fourth quarter 2012 bookings of $9.3 million, and first quarter 2012 bookings of $12.9 million; 16% of first quarter 2013 bookings derived from non-semiconductor test.
  First quarter 2013 net revenues were $9.0 million, compared with fourth quarter 2012 net revenues of $8.3 million, and first quarter 2012 net revenues of $10.7 million; 19% of first quarter 2013 net revenues derived from non-semiconductor test.
  First quarter 2013 gross margin was $4.1 million, or 46%, compared with fourth quarter 2012 gross margin of $3.5 million, or 42%, and first quarter 2012 gross margin of $4.6 million, or 43%.
  First quarter 2013 net income was $292,000, or $0.03 per diluted share, compared with fourth quarter 2012 net income of $201,000, or $0.02 per diluted share, and first quarter 2012 net loss of $43,000, or $0.00 per diluted share.
  Cash and cash equivalents of $15.4 million at March 31, 2013 decreased by 1% as compared with December 31, 2012.

Robert E. Matthiessen, president and chief executive officer, commented, "Through focused execution, we achieved first quarter financial results that were at the top end of our expectations. Total net revenues increased 8.5% sequentially and net revenues in each of our operating segments showed sequential increases. Non-semiconductor test revenue increased both in terms of absolute dollars and as a percent of revenue, increasing 31% sequentially and representing 19% of total first quarter net revenues.

"We are very well structured in terms of operating profitability. Despite continued challenging industry conditions that were driven by a number of capital equipment suppliers and semiconductor companies who delayed certain capital expenditures, we continued to deliver profitable results, with net earnings per share improving over fourth quarter 2012. In addition, we have a solid balance sheet and continue to carry no debt."

Mr. Matthiessen continued, "We are well positioned to meet the needs of our customers who continue to strategically increase their overall test capacity as they seek to meet end market demand for a broad range of products. We are encouraged by the fact that we are seeing strengthening in our business early in the second quarter of 2013. We had a positive book to bill ratio for the first quarter and are gaining momentum. Consistent with others in the industry, we see a recovery in the second half of 2013. Over the last few years we have transformed inTEST through the strategic diversification of our Thermal Products segment. As a result, we have a broad product portfolio and now address growth markets in both the semiconductor and non-semiconductor areas, including automotive, consumer electronics, defense/aerospace, energy and telecommunications. Our long-term objective is to grow and evolve inTEST Corporation into a broad-based industrial test company as we continue to execute on our differentiated product strategy."

Second Quarter 2013 Financial Outlook:
We expect that net revenues for the second quarter ended June 30, 2013 will be in the range of $9.5 million to $10.5 million and that net earnings will range from $0.05 per diluted share to $0.09 per diluted share. Our outlook is based on our current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Investor Conference Call / Webcast Details:
There will be a conference call with investors and analysts this evening at 5:00 pm EDT to discuss inTEST's first quarter 2013 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to inTEST's current or future performance.

The dial-in number for the live audio call beginning at 5:00 pm EDT on May 1, 2013 is (480) 629-9760. The Passcode for the conference call is 4613520. Please reference the inTEST 2013 Q1 Financial Results Conference Call. inTEST Corporation will provide a live webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2013 Q1 Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of temperature management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. inTEST's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. inTEST's products are also sold into the automotive, consumer electronics, defense/aerospace, energy and telecommunications industries. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. inTEST has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-882-1467

- Tables Follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended
	3/31/2013	3/31/2012	12/31/2012
Net revenues	$ 8,973	$10,731	$ 8,270
Gross margin	4,105	4,596	3,507
Operating expenses:
Selling expense	1,189	1,406	1,142
Engineering and product development expense	996	924	985
General and administrative expense	1,556	1,991	1,329
Restructuring and other charges	-	359	(46)
Operating income (loss)	364	(84)	97
Other income	6	13	21
Earnings (loss) before income tax expense (benefit)	370	(71)	118
Income tax expense (benefit)	78	(28)	(83)
Net earnings (loss)	292	(43)	201

Net earnings (loss) per share - basic	$0.03	$0.00	$0.02
Weighted average shares outstanding - basic	10,327	10,205	10,311

Net earnings (loss) per share - diluted	$0.03	$0.00	$0.02
Weighted average shares outstanding - diluted	10,366	10,205	10,344

Condensed Consolidated Balance Sheets Data:
	As of:
	3/31/2013	12/31/2012
Cash and cash equivalents	$15,384	$15,576
Trade accounts receivable, net	5,784	5,501
Inventories	3,418	3,135
Total current assets	26,068	25,579
Net property and equipment	1,179	1,250
Total assets	32,603	32,399
Accounts payable	1,399	1,041
Accrued expenses	3,054	3,455
Total current liabilities	4,496	4,579
Noncurrent liabilities	-	-
Total stockholders' equity	28,107	27,820

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